Exhibit 10.1

Executive Salaries for 2012

On February 13, 2012, the Compensation Committee of the Board of Directors of the Company (the “Committee”) approved 2012 base salaries for the executive officers, effective April 1, 2012, as set forth below:

Executive Officer	Title	Salary
Richard J. Braun	President and Chief Executive Officer	$390,000
Kevin J. Wiersma	Vice President, Chief Administrative Officer, and Chief Financial Officer of MEDTOX Scientific, Inc. and Chief Operating Officer – Forensic Laboratory Operations	$235,800
James A. Schoonover	Vice President, Sales and Marketing and Chief Marketing Officer	$235,800
B. Mitchell Owens	Vice President and Chief Operating Officer of MEDTOX Diagnostics, Inc.	$235,800
Susan E. Puskas	Vice President, Quality Assurance, Regulatory Affairs, and Chief Operating Officer – Clinical Laboratory Operations	$235,800
Angela M. Lacis	Corporate Controller	$142,872